Exhibit 99.1

Ingles Markets, Incorporated Reports Increased Sales and Net Income for First Quarter Fiscal 2015

ASHEVILLE, N.C.--(BUSINESS WIRE)--February 6, 2015--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported higher sales and net income for the three months ended December 27, 2014 compared with the three months ended December 28, 2013. First quarter net sales rose 2.1% to $964.5 million, an increase of $19.4 million over last year’s first quarter. Net income rose 57.7% and totaled $15.0 million for the quarter ended December 27, 2014.

Robert P. Ingle II, Chief Executive Officer, stated, "This year’s December quarter was stronger than last year’s in sales and profitability. We would like to thank all of our associates for their commitment and hard work in helping the Company achieve these results."

First Quarter Results

Net sales increased by 2.1% to $964.5 million for the three months ended December 27, 2014, from $945.1 million for the three months ended December 28, 2013. Comparable store sales (excluding gasoline), increased 2.3%. The number of customer transactions (excluding gasoline) decreased slightly, while the comparable average transaction size (excluding gasoline) increased 3.1% compared with the same quarter last year.

Gross profit for the December 2014 quarter was $224.4 million, or 23.3% of sales. Excluding gasoline sales, grocery segment gross profit as a percentage of sales increased 58 basis points in the first quarter of fiscal 2015 compared with the same fiscal 2014 period.

Operating and administrative expenses for the December 2014 quarter totaled $187.0 million. Operating expenses as a percentage of sales (excluding gasoline) were 22.8% and 21.9% for the December 2014 and December 2013 quarters, respectively.

Interest expense totaled $12.0 million for the three-month period ended December 27, 2014 compared with $11.8 million for the three-month period ended December 28, 2013. Total debt at the end of December 2014 was $970.4 million compared with $925.1 million at the end of December 2013.

Basic and diluted earnings per share for Class A Common Stock were $0.77 and $0.74, respectively, for the quarter ended December 27, 2014, compared with $0.44 and $0.42 per share, respectively, for the quarter ended December 28, 2013. Basic and diluted earnings per share for Class B Common Stock were each $0.70 for the quarter ended December 27, 2014, compared with $0.40 per basic and diluted Class B share for the quarter ended December 28, 2013.

Capital expenditures totaled $27.6 million for the December 2014 quarter, compared with $30.8 million for the December 2013 quarter. During the twelve months ended December 2014, the Company opened one new store, closed two stores, added five pharmacies and added 10 fuel centers. Total fiscal 2015 capital expenditures are expected to be between $100 million and $140 million.

The Company currently has lines of credit totaling $175.0 million, of which $98.5 million is currently available. The Company believes its financial resources, including these lines of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2014 Form 10-K.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 202 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Select Market under the symbol IMKTA. For more information, visit Ingles' website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)
	Quarter Ended
	December 27,	December 28,
	2014	2013
Net sales	$964,497	$945,125
Gross profit	224,393	203,506
Operating and administrative expenses	186,979	177,430
Gain from sale or disposal of assets	118	124
Income from operations	37,532	26,200
Other income, net	563	840
Interest expense	12,023	11,782
Income taxes	11,033	5,725
Net income	$15,039	$9,533

Basic earnings per common share – Class A	$0.77	$0.44
Diluted earnings per common share – Class A	$0.74	$0.42
Basic earnings per common share – Class B	$0.70	$0.40
Diluted earnings per common share – Class B	$0.70	$0.40

Additional selected information:
Depreciation and amortization expense	$25,299	$23,925
Rent expense	$3,327	$3,571

Condensed Consolidated Balance Sheets (Unaudited)

	December 27,	September 27,
	2014	2014
ASSETS
Cash and cash equivalents	$6,257	$8,614
Receivables-net	72,113	60,991
Inventories	338,321	329,524
Other current assets	16,213	14,789
Property and equipment-net	1,218,215	1,218,607
Other assets	24,465	24,427
TOTAL ASSETS	$1,675,584	$1,656,952

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$13,897	$12,488
Accounts payable, accrued expenses and current portion of other long-term liabilities	206,216	238,259
Deferred income taxes	75,037	70,040
Long-term debt	956,483	924,772
Other long-term liabilities	29,554	28,790
Total Liabilities	1,281,187	1,274,349
Stockholders' equity	394,397	382,602
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,675,584	$1,656,952

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer